Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders

of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited)

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 9, 2018, relating to the financial statements of Osmotica Pharmaceuticals Limited (formerly known as Lilydale Limited) as of March 31, 2018 and for the period July 13, 2017 (date of incorporation) through December 31, 2017 and the three months in the period ended March 31, 2018, appearing in Osmotica Pharmaceuticals plc’s Registration Statement on Form S-1.

/s/ BDO USA, LLP

Woodbridge, New Jersey
October 29, 2018